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                                                                       EXHIBIT 2

                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT

         Amendment No. 3, dated as of June 8, 2000 to the Rights Agreement dated as of December 15, 1994, as amended (the "Agreement"), between ARIAD Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and State Street Bank and Trust Company, a Massachusetts Trust Company (the "Rights Agent").

         The Company and the Rights Agent have approved the amendment to the Agreement set forth below. Accordingly, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

         FIRST: Section 7(a) of the Agreement is hereby amended in its entirety to read as follows:

         (a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Separation Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Series A Share as to which the Rights are exercised, at or prior to the close of business on the earlier of (i) December 15, 2004 (the "FINAL EXPIRATION DATE"); (ii) the date on which the Rights are redeemed as provided in Section 23 hereof (the "REDEMPTION DATE") or (iii) immediately prior to the Record Date (as defined in the Rights Agreement, dated as of June 8, 2000 between the Company and the Rights Agent).

         SECOND: The amendment to the Agreement effected by this Amendment No. 3 shall take effect upon execution hereof by the parties hereto.

         THIRD: Except as set forth above, the provisions of the Agreement shall remain in full force and effect.

         FOURTH: This Amendment No. 3 may be executed in two or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same agreement.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        ARIAD PHARMACEUTICALS, INC.


                                        By:/s/ Jay R. LaMarche
                                           -----------------------------
                                           Name: Jay R. LaMarche
                                           Title: Treasurer



                                        STATE STREET BANK AND TRUST COMPANY


                                      By: /s/ Charles Rossi
                                          --------------------------
                                           Name: Charles Rossi
                                           Title: Vice-President